Exhibit 99.1

Erie Indemnity Reports Third Quarter 2008 Results

Erie, Pa., November 5, 2008 — Erie Indemnity Company (NASDAQ: ERIE) today announced financial results for the third quarter 2008.

Key points for the third quarter 2008:

•	Net income per share-diluted decreased to $0.07 per share in the third quarter 2008, compared to $0.87 per share in the third quarter of 2007, driven by net realized losses on investments of $0.47 per share, after tax, resulting primarily from the turmoil in the securities markets experienced in September 2008.

•	Net realized losses on investments resulted from impairment charges on investments of $0.42 per share, after-tax, and declines of $0.04 per share, after-tax, in the valuation of common stock measured at fair value.

•	Net operating income per share (excluding net realized gains or losses on investments and related taxes) decreased to $0.54 per share in the third quarter of 2008, from $0.84 per share for the same period one year ago.

•	Equity in earnings (losses) of Erie Family Life Insurance Company (EFL) generated losses of $0.16 per share in the third quarter of 2008 compared to earnings of $0.01 per share in the third quarter of 2007. EFL’s third quarter 2008 loss was primarily driven by impairment charges on investments.

•	Earnings from limited partnerships decreased to $0.01 per share, after tax, from $0.15 per share, after tax, from the third quarter of 2007.

•	Gross margins were 19.3 percent in the third quarter of 2008 compared to 16.0 percent in the third quarter of 2007 primarily due to $8.0 million of nonrecurring charges in the third quarter of 2007.

•	The GAAP combined ratio was 99.4 in the third quarter of 2008 compared to 88.0 in the third quarter of 2007 driven by higher catastrophe losses resulting from Hurricane Ike offset by some favorable development on prior accident years.

•	The annualized effective tax rate of 32.9 percent benefited from a $0.5 million reduction to adjust our estimated current tax position to actual 2007 returns filed in September 2008.

“Our financial performance in the third quarter was reflective of the condition of the global economic environment,” said Terrence W. Cavanaugh, president and chief executive officer. “While we recognize the impacts of the significant disruption in the securities markets on our investment operations this quarter, the Company continues to generate strong cash flows from operations and maintains substantial balance sheet liquidity. From an operational perspective, for the first nine months of 2008 the Property & Casualty Group grew by almost 93,000 policies in force over year end 2007 levels and our retention ratio stood at 90.5 percent. These are positive growth indicators that position the Erie Indemnity Company well in this challenging and competitive environment.”

Details of Third Quarter 2008 Results — Segment Basis:

Management operations

Management fee revenue reflected slight growth of 0.9 percent for the quarter ended September 30, 2008. The management fee rate was set by the Company’s Board of Directors at its maximum level of 25 percent for both 2008 and 2007. Direct written premiums of the Property and Casualty Group, upon which the management fee is calculated, increased 0.8 percent in the third quarter of 2008, compared to the third quarter of 2007. Reductions in average premium were offset by increases in policies in force. The Property and Casualty Group has been implementing rate reductions to be more price competitive, which resulted in a $25.5 million decrease in written premiums in the first nine months of 2008. An additional $5.5 million in rate reductions are forecasted for the remainder of the year.

Policies in force grew 2.8 percent to nearly 4.0 million at September 30, 2008. Growth in policies in force is the result of continuing improvements in policyholder retention and increases in new policies sold. The policyholder retention ratio increased to 90.5 percent at September 30, 2008, compared to 90.2 percent at December 31, 2007 and 90.0 percent at September 30, 2007.

The cost of management operations decreased 2.8 percent to $206.7 million in the third quarter of 2008, from $212.6 million for the same period in 2007. Commission costs, the largest component of the cost of management operations, decreased to $143.3 million, or 1.1 percent, in the third quarter 2008 from $144.9 million in the third quarter of 2007. Estimates for agent bonuses decreased $5.2 million in the third quarter of 2008, offset by increases in normal and accelerated rate commissions to agents, the private passenger auto bonus and promotional incentives.

Third quarter cost of management operations, excluding commission costs, decreased 6.5 percent to $63.3 million from $67.8 million. Personnel costs decreased 4.8 percent, to $36.9 million, in the third quarter of 2008. In the third quarter of 2007 there was a charge of $3.7 million for severance pay due our former president and chief executive officer. Excluding this charge, personnel costs would have increased 5.3 percent from the third quarter of 2007. Salaries and wages increased in the third quarter of 2008 from higher average pay rates and staffing levels, offset by a decrease in management incentive plan expense.

The estimate for growth in non-commission operating costs is about 9 percent for 2008 as the Company continues to invest in various technology initiatives. Additional expenses of approximately $8 million are expected in the remainder of 2008.

Insurance underwriting operations

The Company’s insurance underwriting operations generated gains of $0.3 million and $6.2 million in the third quarters of 2008 and 2007, respectively. The GAAP combined ratio for the Company was 99.4 percent in the third quarter 2008 compared to 88.0 percent for the same period in 2007.

•	Catastrophe losses, a majority of which were from Hurricane Ike in 2008, contributed 5.7 points and 3.4 points to the GAAP combined ratio in the third quarters of 2008 and 2007, respectively.

•	Development of prior accident year loss reserves was slightly favorable improving the loss ratio 0.4 points, or $0.2 million, in the third quarter 2008, compared to an improvement of 7.8 points, or $4.0 million, for the third quarter of 2007. This development is reflective of improved frequency and severity trends on automobile bodily injury and uninsured/underinsured motorist bodily injury.

During the third quarter of 2008, the Property and Casualty Group recorded an increase in the incurred but not reported reserves related to catastrophe losses of $22.7 million, of which our share was $1.2 million. This reserve is not included in the quarterly catastrophe loss totals. Catastrophe losses incurred for the first nine months of 2008 and 2007 were $5.3 million and $3.2 million, respectively.

Investment operations

Losses from investment operations were $40.2 million for the third quarter of 2008, compared to net revenue of $30.5 million for the third quarter of 2007. Net realized losses on investments were $41.4 million in the third quarter of 2008 compared to net realized gains of $3.4 million in 2007. Impairment charges of $37.4 million were recorded on bonds and preferred stock during the third quarter of 2008. Impairment charges increased significantly in the third quarter due to the volatility of the securities markets in September 2008. Valuation losses on common equity securities of $3.4 million were reported through earnings in the third quarter of 2008 as realized capital losses on investments as these securities are measured at fair value.

Equity in earnings of limited partnerships decreased to $1.1 million in the third quarter of 2008 from $14.2 million in the third quarter of 2007. This decline is primarily the result of overall market conditions and the recent economic downturn in the real estate markets.

Net investment income, which includes primarily interest and dividends on the Company’s bonds and stocks, decreased by 16.5 percent to $10.2 million for the quarter ended September 30, 2008, from $12.2 million for the same period in 2007 due to lower invested asset balances as a result of the Company’s continued share repurchase activity.

In the third quarter of 2008, the Company repurchased 20,000 shares of its outstanding Class A common stock in conjunction with its stock repurchase plan at a total cost of $0.9 million. Through the first nine months of 2008, 2.0 million shares were repurchased at a total cost of $98.7 million. At September 30, 2008, $93.3 million in repurchase authority remains under this plan through June 30, 2009. Share repurchase activity has been reduced until the investment markets better support our financing activities.

Equity in losses of EFL was $10.1 million in the third quarter of 2008 compared to earnings of $0.7 million in the third quarter of 2007 primarily due to investment impairment charges recognized by Erie Family Life and the establishment of a significant deferred tax asset valuation allowance at September 30, 2008.

Since 1925, Erie Indemnity Company has provided management services to Erie Insurance Exchange and the other member companies of the Erie Insurance Group, which include Flagship City Insurance Company, Erie Insurance Company, Erie Insurance Property and Casualty Company, Erie Insurance Company of New York and Erie Family Life Insurance Company.

According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 16th largest automobile insurer in the United States based on direct premiums written and the 21st largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A.M. Best Company, has almost 4.0 million policies in force and operates in 11 states and the District of Columbia. Erie Insurance Group ranks 488 on the FORTUNE 500.

Most recently, Erie Insurance earned J.D. Power and Associates’ award for “Highest in Customer Satisfaction with the Auto Insurance Purchase Experience.” This award recognizes the top rankings in J.D. Power’s 2008 Insurance New Buyer Study, which assesses customers’ experience in purchasing a new auto insurance policy.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are not in the present or past tense and can generally be identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “likely,” “plan,” “project,” “seek,” “should,” “target,” “will,” and other expressions that indicate future trends and events. Forward-looking statements include, without limitation, statements and assumptions on which such statements are based that are related to our plans, strategies, objectives, expectations, intentions and adequacy of resources. Examples of such statements are discussions relating to management fee revenue, cost of management operations, underwriting, premium and investment income volumes, and agency appointments. Such statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Among the risks and uncertainties that could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements are the following: factors affecting the property/casualty and life insurance industries generally, including price competition, legislative and regulatory developments, government regulation of the insurance industry including approval of rate increases, the size, frequency and severity of claims, natural disasters, exposure to environmental claims, fluctuations in interest rates, inflation and general business conditions; the geographic concentration of our business as a result of being a regional company; the accuracy of our pricing and loss reserving methodologies; changes in driving habits; our ability to maintain our business operations including our information technology system; our dependence on the independent agency system; the quality and liquidity of our investment portfolio; our dependence on our relationship with Erie Insurance Exchange; and the other risks and uncertainties discussed or indicated in all documents filed by the Company with the Securities and Exchange Commission. A forward-looking statement speaks only as of the date on which it is made and reflects the Company’s analysis only as of that date. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changes in assumptions, or otherwise.

News releases and more information about Erie Insurance Group are available at http://www.erieinsurance.com.

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